Exhibit 15


R&B Falcon Corporation



     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475, 333-
67755,   333-67757,   333-68101,   333-81179,   333-81181,   333-
81381,  333-88839,  333-88841 and 333-88843 its Form 10-Q for the
quarter ended September 30, 1999, which includes our report dated October 29, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/Arthur Andersen LLP

Houston, Texas
November 12, 1999